Exhibit 99.2

For Immediate Release:

Steinway Announces Addition to Board of Directors

WALTHAM, MA - October 25, 2011 - Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced that it has appointed Joon W. Kim to its Board of Directors, bringing the total number of directors to eleven.

Mr. Kim is Managing Principal and founder of M5 Investments, a Los Angeles-based provider of investment advisory and asset management services. His insights on economic trends are sought after by the largest of corporations, including the Samsung group of companies.

“Steinway is the premier company in the musical instrument industry,” stated Mr. Kim. “I am looking forward to contributing to its continued success.”

Prior to founding M5 Investments in 1993, Mr. Kim worked as a management consultant for Temple, Barker & Sloan (presently Oliver Wyman).  He holds a degree in economics from Harvard University and an MBA from the Wharton School of Business.  Mr. Kim is a Chartered Financial Analyst charterholder.

“With his international experience and financial expertise, Joon will be an asset to the board,” said Michael Sweeney, Chairman of the Board of Steinway Musical Instruments. “We are extremely pleased to have him aboard.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com